UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
___________________

FORM 8-K
___________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) /
OF THE SECURITIES EXCHANGE ACT OF 1934

July 21, 2009
Date of report (Date of earliest event reported)

VEMICS, INC.
 (Exact Name of Registrant as Specified in Its Charter)

Nevada	95-4696799
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

000-52765
(Commission File Number)

523 Avalon Gardens Drive, Nanuet, New York 10954
(Address of principal executive offices) (Zip Code)

(845) 371-7380
(Registrant’s Telephone Number, Including Area Code)

      Check the appropriate box below if the Form 8-K filing is intended to satisfy simultaneously the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01. Entry into a Material Definitive Agreement

On July 21, 2009, Vemics, Inc., a Nevada corporation ( “Vemics”), entered into a Service Agreement (the “Agreement”) with  AMA Insurance Agency, Inc. ( “AMAIAI”), whereby Vemics shall produce a series of  educational seminars/webinars for  AMAIAI to be broadcast  to eligible entities/individuals accessing Vemics via its iMedicorTM portal  (“iMedicor”).  iMedicor will also be responsible for promoting said seminars through direct messaging to its users and by placing advertisements within iMedicor 14 days prior to the  initial broadcast of each seminar.  AMAIAI shall be responsible for developing the content of each seminar, including the selection of the appropriate speaker(s).  The first seminar is scheduled for broadcast on August 19, 2009 and broadcast of additional seminars will continue thereafter.

AMAIAI will pay Vemics $60,000 within 7 days of July 21, 2009 and an additional $35,000 on or before January 15, 2010.  The payments represent an advance payment for the marketing, production, staging and distribution of the seminars and up to 1,500 registrations and/or other leads that will be generated to AMAIAI through the broadcast of the seminars and through marketing efforts provided by iMedicor.  Any additional activity in regard to registrations and / or other leads above 1,500 total will be paid for at a scheduled rate.  For the purpose of the Agreement, a registration and/or  lead will be any eligible entity/individual which registers for a seminar and/or requests information about AMAIAI’s products by filling out the registration or request form provided by iMedicor containing the AMAIAI required data.

In the event that the  seminars do not produce a total aggregate of 1,500  leads then Vemics, on termination of the Agreement, will pay to AMAIAI a refund according to an agreed upon formula.

Items 9.01.  Financial Statements and Exhibits

Item 10.2*	Service Agreement between AMA Insurance Agency, Inc and Vemics, Inc. d/b/a iMedicor

*  This documents has been omitted based on a request for confidential   treatment submitted to the SEC. The document has been separately filed with the SEC. The redacted information is confidential information of the registrant and The AMA Insurance Agency, Inc.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vemics, Inc.

Date: July 27, 2009	By:	/s/ Fred Zolla
Fred Zolla
Chief Executive Officer